Exhibit 10.9

FORM OF RESTRICTED PERFORMANCE STOCK AWARD AGREEMENT UNDER

THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

Amedisys, Inc. (the “Company”) hereby grants to [Name] (“Grantee”) [Number] shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shall be subject to performance-vesting conditions as provided in Exhibit A of this Agreement (the “Agreement”) and in all respects subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Plan.

1.	Nature of Award. This award is an award of restricted stock subject to the Plan.

2.	Purchase Price. Grantee shall not be required to pay the Company for the issuance of the Shares.

3.	Grant Date. The Shares shall be granted as of [date].

4.	Forfeiture/Accelerated Vesting. [All Shares granted in accordance with the terms of this Agreement shall be subject to the forfeiture and accelerated vesting provisions contained in the employment agreement by and between the Grantee and the Company dated (the “Employment Agreement”)].

5.	Issuance of Shares. The Shares shall be issued and escrowed, pending the vesting of the Shares, pursuant to the provisions of Sections 5, 6 and 7 hereof and in accordance with the Plan, as follows:

(i)	Issuance. The Company shall cause the Company’s transfer agent to issue the Shares in book entry form in the name of Grantee.

(ii)	Escrow of Shares. The shares shall be held in escrow by the Company until such time as (a) Grantee becomes vested in the Shares in accordance with the provisions of this Agreement and (b) the Company delivers Shares that have vested to Grantee.

(iii)	Vesting. Subject to Section 4 of this Agreement, the Shares shall vest, if at all, based on the certification by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) of the achievement of the Performance Measures set forth in Exhibit A attached hereto, provided that on each applicable Vesting Date (as defined in Exhibit A), the Grantee is still employed by the Company. Subject to Section 4 above, within 60 days following the end of each Performance Period (as defined in Exhibit A), the Compensation Committee will determine whether the Performance Measures have been satisfied and notify the Grantee. For avoidance of doubt, [except as expressly provided in the Employment Agreement,] there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only following the Compensation Committee’s certification that the Performance Measures have been achieved.

(iv)	Delivery. Vested Shares shall be delivered in book entry form, free of all restrictions, to Grantee or to his/her legal representative, beneficiary or heir.

6.	Restrictions on Issuance and Transferability. Shares may not be issued if such issuance would constitute a violation of any applicable federal or state securities or other laws or regulations or any rules or regulations of any stock exchange on which the Common Stock may be listed. Additionally, the Shares may not be transferred, pledged, hypothecated, sold, or otherwise alienated or encumbered until such time as they are vested, delivered to Grantee by the Company and the restrictions validly removed.

7.	Legend. The Shares shall be issued in book entry form. The book entry (or record of ownership) shall bear a legend in substantially the following form:

The transferability of the shares of Common Stock held in the name of the registered owner is restricted by and the subject to the terms and conditions (including conditions of forfeiture) contained in the Amedisys,

Inc. 2008 Omnibus Incentive Compensation Plan, and in an Agreement entered into between the registered owner and the Company. Copies of the Plan and the Agreement are on file in the office of the Secretary of the Company.

8.	Rights as Stockholder. Except as otherwise provided in this Section 8, during the term hereof, Grantee shall have all the rights of a stockholder with respect to the Shares, including without limitation, the right to vote such Shares. Dividends paid with respect to the Shares in cash, Common Stock or other property or rights to acquire Common Stock in the Company shall be paid to Grantee on the Vesting Date of the Shares to which the dividend relates.

9.	Non-Transferability of Award. During the lifetime of Grantee, the Shares may only be issued in the name of Grantee. This Agreement is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on Grantee’s heirs and successors and on the administrators and executors of Grantee’s estate.

10.	Independent Legal and Tax Advice. Grantee has had the opportunity to obtain independent legal and tax advice regarding the grant and exercise of this Agreement and the disposition of any Shares acquired thereby. By executing this Agreement, Grantee hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against Grantee as a result of this Agreement. Grantee may satisfy this obligation to remit taxes in whole or in part by electing (the “Election”) to have the Company withhold Shares upon vesting, which Shares shall have a value equal to the dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 10, the minimum statutory tax withholding rate coincides with the rates applicable to suppleme ntal taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No Shares may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the Shares withheld shall be based on the Fair Market Value of Shares on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to Shares, an Election is not permitted to be made.

11.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Grantee will be addressed to the Grantee at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

14.	Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee [, other than the Employment Agreement,] regarding the grant of any restricted stock contemplated hereby.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his/her spouse with respect to this Agreement and the Shares, and the parties to this Agreement shall act in all matters as if Grantee was the sole owner of this Agreement and the Shares. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Grantee has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
[Name and Title – Authorized Signatory]

GRANTEE

[Name]

Exhibit A: Vesting Schedule for Shares Subject to Performance-Based Vesting Conditions

[To be inserted]

A-1